EXHIBIT 99.23B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-255244 on Form S-1 of our reports dated February 25, 2021 relating to the financial statements and financial statement schedules of Talcott Resolution Life Insurance Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
April 29, 2021